Exhibit 4.4

AMENDMENT TO THE 2009

AMENDED AND RESTATED

3M SAVINGS PLAN

WHEREAS, the Company maintains the 3M Savings Plan (the “Plan”), which has been amended from time to time, including the most recent amendment and restatement thereof which was approved on December 18, 2009; and

WHEREAS, 3M desires to amend the Plan to bring it into compliance with the Heroes Earnings Assistance and Relief Tax Act of 2008 and to make some clarifications;

NOW, THEREFORE, pursuant to the authority contained in Section 11.1 of the Plan, the plan document shall be and it hereby is amended as follows:

1.             HEROES EARNINGS ASSISTANCE AND RELIEF TAX ACT OF 2008:  DIFFERENTIAL PAY AND DEATH.  Effective January 1, 2009, Section 12.9 of the Plan shall be amended to read as follows:

Section 12.9         Compliance with the Uniformed Services Employment and Reemployment Rights Act of 1994 and the Heroes Earnings Assistance and Relief Tax Act of 2008.  Effective for veterans rehired on or after December 12, 1994, and notwithstanding any provision of this Plan to the contrary, benefits and service credit with respect to qualified military service (within the meaning of section 414(u)(5) of the Code) of a Participant will be provided in accordance with section 414(u) of the Code.  Effective January 1, 2009, and notwithstanding any provision of the Plan to the contrary, (i) differential pay (as defined in section 3401(h)(2) of the Code) shall be included in compensation that is used to determine benefits, and (ii) the death after 2006 of a Participant during qualified military service (as defined in section 414(u)(5) of the Code) will be treated as death while in the employment of the Company for purposes of any benefits (other than benefit accruals related to the period of qualified military service) to which the Participant’s survivors would have been entitled had the Participant resumed employment and then terminated employment on account of death.

2.             CLARIFICATION:  NONSPOUSE BENEFICIARY AND ROTH ROLLOVER.  Effective January 1, 2008, Section 7.10 of the Plan shall be amended to read as follows:

Section 7.10         Direct Rollovers.  Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(a)                                  Eligible Rollover Distribution.  For purposes of this Section 7.10, an eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include:

(1)                                  any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more;

(2)                                  any distribution to the extent that such distribution is required under section 401(a)(9) of the Code;

(3)                                  any distribution that is made upon the hardship of the employee; and

(4)                                  the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

Notwithstanding the foregoing, an eligible rollover distribution does include any portion of a distribution that would have been a minimum required distribution under section 401(a)(9) of the Code and regulations thereunder except for the application of the waiver of minimum required distributions for calendar year 2009 pursuant to section 401(a)(9)(H) of the Code.

Furthermore, a portion of a distribution shall not fail to be an eligible rollover distribution merely because a portion consists of voluntary after-tax contributions which are not includible in gross income.  However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or (i) for Plan Years beginning after December 31, 2001 and before January 1, 2007, to a qualified trust which is part of a defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible, and (ii) for Plan Years beginning after December 31, 2006, to a qualified trust or to an annuity contract described in section 403(b) of the Code, if such trust or contract provides for separate accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.  To the extent a distribution consists of Roth contributions, such portion may be transferred only to a Roth IRA described in section 408A of the Code or to another designated Roth account described in section 402A of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution that is not so includible.

(b)                                 Eligible Retirement Plan.  For purposes of this Section 7.10, an eligible retirement plan means an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, or a qualified trust described in section 401(a) of the Code, that accepts the distributee’s eligible rollover distribution.  The definition of eligible retirement plan shall also apply in the case of a distribution to a Beneficiary who is the surviving Spouse of a Participant or to a Spouse or former Spouse who is an alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code.

(c)                                  Distributee.  For purposes of this Section 7.10, a distributee includes an employee or former employee.  In addition, the employee’s or former employee’s surviving Spouse, the employee’s or former employee’s Beneficiary, and the employee’s or former employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees.

(d)                                 Direct Rollover.  For purposes of this Section 7.10, a direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

(e)                                  Qualified Rollover Contribution to Roth IRA.  A distributee may elect to have all or a portion of an eligible rollover distribution rolled over to a Roth IRA described in section 408A of the Code.  However, for distributions made before January 1, 2010, the distributee shall not be eligible to make a qualified rollover contribution to a Roth IRA if the distributee’s adjusted gross income exceeds One Hundred Thousand Dollars ($100,000) or the distributee is a married individual filing a separate return.

(f)                                    Special Rule for Nonspouse Beneficiaries.  A distributee who is a Beneficiary and who is not the surviving Spouse of a Participant or an alternate payee may elect, at the time and in the manner prescribed by the Plan Administrator, to have all or any portion of such distributee’s eligible rollover distribution paid directly in a trustee to trustee transfer to an individual retirement account or annuity described in sections 408(a) or (b) of the Code, which is treated as an inherited individual retirement account or annuity within the meaning of section 408(d)(3)(C) of the Code.  Any distribution to a nonspouse Beneficiary which is payable prior to January 1, 2010 shall not be subject to the direct rollover requirements of section 401(a)(31) of the Code and the notice requirements of section 402(f) of the Code.  Any distribution to a nonspouse Beneficiary which is payable on or after January 1, 2010 shall be subject to the direct rollover requirements of section 401(a)(31) of the Code and the notice requirements of section 402(f) of the Code.

3.             CLARIFICATION:  TOP HEAVY PROVISIONS.  Effective January 1, 2008, Section 1.10(j) of Appendix B of the Plan shall be amended to read as follows:

(j)                                     A plan shall not be a Top Heavy Plan if it consists solely of (i) a cash or deferred arrangement which meets the requirements of section 401(k)(12) or section 401(k)(13) of the Code, and (ii) matching contributions with respect to which the requirements of section 401(m)(11) or section 401(m)(12) are met.  If, but for the preceding sentence, a plan would be treated as a Top Heavy Plan because it is a member of an Aggregation Group which is a top heavy group, contributions under the Plan may be taken into account in determining whether any other plan in the group meets the requirements of Section 2.3.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, an authorized officer of the Company, has approved this amendment by signing this document on the date indicated below.

3M COMPANY

By:	/s/ Angela S. Lalor
Angela S. Lalor
Senior Vice President,
Human Resources

Date:	December 29, 2010